Generac Reports Third Quarter 2011 Results
Strong demand for back-up power drives substantial increase in sales, profit and cash flow during the quarter

WAUKESHA, WISCONSIN, (November 1, 2011) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its third quarter ended September 30, 2011.

Highlights -

•	Total net sales increased year-over-year by 49.0% to $239.3 million as compared to $160.7 million in the third quarter of 2010.
-	60.5% year-over-year growth in Residential product sales.
-	Commercial & Industrial (C&I) product sales up 27.4% compared to prior year.

•
Net income increased year-over-year to $37.4 million as compared to $23.0 million for the third quarter of 2010; Adjusted net income increased 37.8% to $50.6 million from $36.7 million in the third quarter of 2010.

•
Diluted net income per common share was $0.55 per share as compared to $0.34 per share in the third quarter of 2010; Adjusted diluted net income per common share was $0.75 per share as compared to $0.55 per share in the third quarter of 2010.

•	Cash flow from operations in the third quarter 2011 increased 67.3% to $61.0 million as compared to $36.5 million in the prior year quarter.

•	On October 3, 2011, the Company acquired substantially all the assets and certain liabilities of Magnum Products, LLC, funded solely by cash on the balance sheet.

“The third quarter of 2011 was marked by a number of significant milestones for Generac,” said Aaron Jagdfeld, President and Chief Executive Officer of Generac.  “We saw record shipments of our residential products following the major power outage events that occurred in the Midwest and along the East Coast during the third quarter.  Our sustained efforts over the past three years to build a leading position in the market for portable generators resulted in a sharp increase in sales due to the increased demand for these products in the third quarter.  We also saw increased demand for our home standby generators in the quarter and we expect that demand will grow over the next several quarters as homeowners look to protect themselves from future power outages.”

“In addition to our record sales during the quarter, in early October we completed our acquisition of Magnum Products, a leading provider of light towers, mobile generators and pumps to the construction, energy and government markets.  The Magnum Products business is an excellent strategic fit for Generac as it provides us an entry point into new adjacent power products, new customers and new end markets.  We have been disciplined with the use of our corporate cash having paid down nearly $100 million of debt over the last 12 months.  In this acquisition, we saw an opportunity to use cash on our balance sheet to drive an even stronger return for our shareholders.”

Residential product sales for the third quarter of 2011 increased 60.5% to $162.1 million from $101.0 million for the comparable period in 2010. Higher shipments of portable generators were the primary driver of this increase, as widespread power outages caused an immediate increase in the demand for back-up power.  Following the outage events, sales of home standby generators also increased during the quarter.

Commercial & Industrial product sales for the third quarter of 2011 increased 27.4% to $63.1 million from $49.6 million for the comparable period in 2010. This outperformance was predominantly driven by timing of larger shipments to certain national account customers given their capital spending requirements during the current year.

Gross profit margin for the third quarter of 2011 was 37.0% compared to 37.4% in the second quarter of 2011 and 41.9% in the same period last year.  The majority of the gross margin decline from prior year was attributable to the significant shift in sales mix towards more portable generators in the current year quarter.  To a lesser extent, higher commodity costs versus the prior year also contributed to the year-over-year gross margin decline.

Operating expenses for the third quarter of 2011 increased by approximately $6.9 million or 18.3% as compared to the third quarter of 2010.  This was primarily driven by increased variable operating expenses on the 49.0% year-over-year growth in sales, increased sales and engineering costs to support the strategic growth initiatives of the Company, and increased incentive compensation expenses as a result of the Company’s financial performance during the quarter.

Adjusted EBITDA of $61.6 million in the third quarter 2011 increased from $45.7 million in the same period last year, resulting in a last-twelve-month’s Adjusted EBITDA of $169.4 million.

Interest expense in the third quarter of 2011 declined to $5.9 million, compared to $6.5 million in the same period last year. This decline was a result of nearly $100 million of debt pre-payments that were made over the last 12 months.

Net cash provided by operating activities was $61.0 million in the third quarter of 2011, which was up from $36.5 million in the same period last year.  Increased shipments helped to monetize inventory levels generating significant cash flow in the third quarter.

OUTLOOK

Mr. Jagdfeld continued, “Given the major outage events that occurred during the third quarter of 2011, we now expect that residential product sales in the fourth quarter will increase year-over-year by over 30%.  We expect that higher residential sales will be primarily driven by increased shipments of home standby generators, as the demand for these products is expected to remain strong into fiscal 2012 in the regions impacted by recent outages.  With regards to C&I product sales, given the timing of certain larger shipments to national account customers in the third quarter of 2011, coupled with a short-term gap in certain Japanese component supply chain, we expect our C&I fourth quarter shipments to be roughly flat compared to the fourth quarter of 2010, excluding the impact of the Magnum Products acquisition.”

Regarding the Magnum Products acquisition, Generac expects the transaction to be immediately accretive to earnings in the fourth quarter of 2011, with the opportunity for additional accretion thereafter as a result of anticipated cost synergies.  Based on current projections, the acquisition should add approximately $25-$30 million in revenue and $0.03-$0.04 in adjusted diluted earnings per share in the fourth quarter of 2011, excluding certain purchase accounting adjustments.

Fourth quarter 2011 gross margins, excluding Magnum, are expected to sequentially improve from the third quarter due to a sales mix shift towards more home standby generator shipments and the realization of price increases, cost reductions, commodity cost moderation and improved manufacturing overhead absorption.  The Company estimates that the inclusion of Magnum’s results will reduce total Company gross margins by approximately 250 basis points during the fourth quarter given the current margin profile of the Magnum product line.  Gross margins for Magnum’s products are expected to improve in 2012 as synergies are implemented during the year.

Mr. Jagdfeld concluded, “We are very pleased with our third quarter performance as our employees and distribution partners responded quickly to meet the strong demand for portable and home standby generators.  With the relatively low penetration of home standby generators, we believe the events of the third quarter will create increased awareness and accelerate the adoption rate for these products. Additionally, we have a number of initiatives in place through our Powering Ahead strategic plan that, together with our acquisition of Magnum, we believe will help us to gain industrial market share, diversify our end markets, and expand internationally.  As a result of these efforts, we believe we are well positioned for 2012 and beyond.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Tuesday, November 1, 2011 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 825-1709 (domestic) or +1 (617) 213-8060 (international) and entering passcode 62184879.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available three hours after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 64350990. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.  The company markets and distributes its products primarily under its Generac and Magnum brand names.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency of major power outages;
•	availability and cost of quality raw materials and key components used in producing Generac products;
•
the possibility that the expected synergies, efficiencies and cost savings of the acquisition of the Magnum Products business will not be realized, or will not be realized within the expected time period;

•	the risk that the Magnum Products business will not be integrated successfully;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	Generac's ability to adjust to operating as a public company;
•	loss of key management and employees;
•	increase in liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of November 10, 2006. To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented.  Transaction costs, amortization of definite-lived intangible assets and the write-up of inventory basis all related to the Magnum Products transaction will be included in the Adjusted EBITDA reconciliation and added back for Adjusted EBITDA purposes.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Adjusted net income. Adjusted net income is defined as Net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred loan costs related to the Company's debt, intangible impairment charges, and certain non-cash gains. Transaction costs, amortization of definite-lived intangible assets and the write-up of inventory basis all related to the Magnum Products transaction will be included in the Adjusted Net Income reconciliation and added back for Adjusted Net Income purposes.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as Net cash provided by operating activities less Expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$239,324	$160,666	$524,668	$431,839
Costs of goods sold	150,665	93,304	328,479	258,314
Gross profit	88,659	67,362	196,189	173,525

Operating expenses:
Selling and service	21,028	15,295	52,650	43,416
Research and development	4,176	3,580	11,669	10,784
General and administrative	7,290	5,654	19,179	16,492
Amortization of intangibles	11,987	13,063	35,570	38,745
Total operating expenses	44,481	37,592	119,068	109,437
Income from operations	44,178	29,770	77,121	64,088

Other (expense) income:
Interest expense	(5,895)	(6,540)	(17,830)	(20,752)
Investment income	25	62	84	172
Costs related to pending acquisition	(601)	–	(601)	–
Write-off of deferred financing costs related to debt extinguishment	–	–	(186)	(4,180)
Other, net	(202)	(216)	(770)	(791)
Total other expense, net	(6,673)	(6,694)	(19,303)	(25,551)

Income before provision for income taxes	37,505	23,076	57,818	38,537
Provision for income taxes	126	78	306	237
Net income	37,379	22,998	57,512	38,300

Preferential distribution to:
Series A preferred stockholders	–	–	–	(2,042)
Class B common stockholders	–	–	–	(12,133)
Beneficial conversion - see note (1)	–	–	–	(140,690)
Net income (loss) attributable to common stockholders (formerly Class A common stockholders)	$37,379	$22,998	$57,512	$(116,565)

Net income (loss) per common share - basic (2):
Common stock (formerly Class A common stock)	$0.56	$0.34	$0.86	$(2.05)
Class B common stock	n/a	n/a	n/a	$505

Net income (loss) per common share - diluted (2):
Common stock (formerly Class A common stock)	$0.55	$0.34	$0.85	$(2.05)
Class B common stock	n/a	n/a	n/a	$505

Weighted average common shares outstanding - basic (2):
Common stock (formerly Class A common stock)	67,134,999	67,094,447	67,125,953	56,760,150
Class B common stock	n/a	n/a	n/a	24,018

Weighted average common shares outstanding - diluted (2):
Common stock (formerly Class A common stock)	67,646,423	67,231,403	67,433,740	56,760,150
Class B common stock	n/a	n/a	n/a	24,018

(1) Beneficial conversion feature related to Class B common stock and Series A preferred stock was reflected during the first quarter of 2010 as a result of Generac's corporate reorganization and IPO. See discussion of Generac's equity structure and corporate reorganization in the 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2) 2010 Net income (loss) per common share and weighted average common shares outstanding reflect the corporate reorganization and IPO that occurred on February 10, 2010. The share structure prior to February 10, 2010 has been retroactively restated to only reflect the reverse stock split that occurred with the corporate reorganization.

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$138,720	$78,583
Accounts receivable, less allowance for doubtful accounts	117,593	63,154
Inventories	103,633	127,137
Prepaid expenses and other assets	2,576	3,645
Total current assets	362,522	272,519

Property and equipment, net	73,663	75,287

Customer lists, net	68,240	96,944
Patents, net	79,083	84,933
Other intangible assets, net	5,467	6,483
Deferred financing costs, net	4,145	5,822
Trade names	140,050	140,050
Goodwill	527,136	527,148
Other assets	70	697
Total assets	$1,260,376	$1,209,883

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$41,179	$41,809
Accrued wages and employee benefits	9,174	6,833
Other accrued liabilities	49,190	38,043
Total current liabilities	99,543	86,685

Long-term debt	632,498	657,229
Other long-term liabilities	26,474	24,902
Total liabilities	758,515	768,816

Stockholders’ equity:
Common stock (formerly Class A non-voting common stock), par value $0.01, 500,000,000 shares authorized, 67,603,255 and 67,524,596 shares issued at September 30, 2011 and December 31, 2010, respectively	675	675
Additional paid-in capital	1,139,690	1,133,918
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(424,146)	(481,658)
Accumulated other comprehensive loss	(12,242)	(9,752)
Total stockholders’ equity	501,861	441,067
Total liabilities and stockholders’ equity	$1,260,376	$1,209,883

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010

Operating activities
Net income	$57,512	$38,300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,064	5,777
Amortization	35,570	38,745
Costs related to pending acquisition	601	–
Write-off of deferred financing costs related to debt extinguishment	186	4,180
Amortization of deferred financing costs	1,491	1,870
Provision for losses on accounts receivable	33	1
Loss on disposal of property and equipment	17	31
Share-based compensation	5,462	4,634
Net changes in operating assets and liabilities:
Accounts receivable	(54,472)	(19,658)
Inventories	23,504	(3,658)
Other assets	1,696	1,431
Accounts payable	(630)	27,848
Accrued wages and employee benefits	2,341	(511)
Other accrued liabilities	9,640	(15,869)
Net cash provided by operating activities	89,015	83,121

Investing activities
Proceeds from sale of property and equipment	4	38
Expenditures for property and equipment	(4,461)	(4,324)
Net cash used in investing activities	(4,457)	(4,286)

Financing activities
Proceeds from issuance of common stock	–	248,309
Payment of long-term debt	(24,731)	(360,117)
Proceeds from exercise of stock options	310	–
Net cash used in financing activities	(24,421)	(111,808)

Net increase (decrease) in cash and cash equivalents	60,137	(32,973)
Cash and cash equivalents at beginning of period	78,583	161,307
Cash and cash equivalents at end of period	$138,720	$128,334

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA
reconciliation	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$37,379	$22,998	$57,512	$38,300
Interest expense	5,895	6,540	17,830	20,752
Depreciation and amortization	14,111	15,011	41,634	44,522
Income taxes provision	126	78	306	237
Non-cash impairment and other charges (1)	1,402	(781)	2,006	(217)
Non-cash share-based compensation expense (2)	1,745	1,675	5,462	4,634
Write-off of deferred financing costs related to debt extinguishment	-	-	186	4,180
Transaction costs and credit facility fees	835	183	1,266	850
Other	74	9	465	245
Adjusted EBITDA	$61,567	$45,713	$126,667	$113,503

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

Net income to Adjusted net income
reconciliation	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$37,379	$22,998	$57,512	$38,300
Provision for income taxes	126	78	306	237
Income before provision for income taxes	37,505	23,076	57,818	38,537
Amortization of intangible assets	11,987	13,063	35,570	38,745
Amortization of deferred loan costs	495	569	1,491	1,870
Costs related to pending acquisition	601	-	601	-
Write-off of deferred financing costs related to debt extinguishment	-	-	186	4,180
Adjusted net income before provision for income taxes	50,588	36,708	95,666	83,332
Cash income tax expense	(35)	(10)	(315)	(320)
Adjusted net income	$50,553	$36,698	$95,351	$83,012

Adjusted net income per common share - diluted (3):	$0.75	$0.55	$1.41	n/m

Weighted average common shares outstanding - diluted (3):	67,646,423	67,231,403	67,433,740	n/m

(3) pre-IPO share and per share data is not meaningful due to the corporate reorganization which occurred in conjunction with the IPO during the first quarter of 2010.

Free Cash Flow Reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$61,031	$36,476	$89,015	$83,121
Expenditures for property and equipment	(1,057)	(1,289)	(4,461)	(4,324)
Free Cash Flow	$59,974	$35,187	$84,554	$78,797

SOURCE: Generac Holdings Inc.

For Investor Inquiries:
Generac Holdings Inc.
York Ragen
Chief Financial Officer
262-506-6064